EXHIBIT 99.1
2Q 2022 Earnings Release

FOR IMMEDIATE RELEASE	July 29, 2022

ExxonMobil Announces Second-Quarter 2022 Results
•Increased Permian oil and gas production by approximately 130,000 oil-equivalent barrels per day and refining throughput by 180,000 barrels per day versus first half of 2021 to meet recovering product demand.
•Generated earnings of $17.9 billion and cash flow from operating activities of $20 billion in second-quarter 2022 as a result of increased production, higher realizations and margins, and aggressive cost control.
•Capital investments totaled $9.5 billion for first half of 2022; on track with full-year guidance.
•New lower-emission initiatives included four large-scale carbon capture and storage opportunities.

Results Summary

2Q22	1Q22	Change vs 1Q22	2Q21	Change vs 2Q21	Dollars in millions (except per share data)	YTD 2022	YTD 2021	Change vs YTD 2021
17,850	5,480	+12,370	4,690	+13,160	Earnings (U.S. GAAP)	23,330	7,420	+15,910
17,551	8,833	+8,718	4,702	+12,849	Earnings Excluding Identified Items	26,384	7,463	+18,921

4.21	1.28	+2.93	1.10	+3.11	Earnings Per Common Share ¹	5.49	1.74	+3.75
4.14	2.07	+2.07	1.10	+3.04	Earnings Excluding Identified Items Per Common Share ¹	6.21	1.75	+4.46

4,609	4,904	-295	3,803	+806	Capital and Exploration Expenditures	9,513	6,936	+2,577

¹ Assuming dilution

IRVING, Texas – July 29, 2022 – Exxon Mobil Corporation today announced estimated second-quarter 2022 earnings of $17.9 billion, or $4.21 per share assuming dilution. Second-quarter results included a favorable identified item of nearly $300 million associated with the sale of the Barnett Shale Upstream assets. Capital and exploration expenditures were $4.6 billion in the second quarter and $9.5 billion for the first half of 2022.
“Earnings and cash flow benefited from increased production, higher realizations, and tight cost control,” said Darren Woods, chairman and chief executive officer. “Strong second-quarter results reflect our focus on the fundamentals and the investments we put in motion several years ago and sustained through the depths of the pandemic.”
“Key to our success is continued investment in our advantaged portfolio, including Guyana, the Permian, global LNG, and in our high-value performance products, along with efforts to reduce structural costs and improve efficiency. We're also helping meet increased demand by expanding our refining capacity by about 250,000 barrels per day in the first quarter of 2023 - representing the industry's largest single capacity addition in the U.S. since 2012. At the same time, we’re supporting the transition to a lower-emission future, growing our portfolio of opportunities in carbon capture and storage, biofuels, and hydrogen.”

1Q22 to 2Q22 Factor Analysis

Financial Highlights
•Second-quarter earnings of $17.9 billion compared with $5.5 billion in the first quarter of 2022. Excluding identified items, earnings of $17.6 billion increased $8.7 billion from the prior quarter, driven by a tight supply/demand balance for oil, natural gas, and refined products, which have increased both natural gas realizations and refining margins well above the 10-year range.
•Cash increased by $7.8 billion in the second quarter, as strong cash flow from operating activities more than covered capital investments and shareholder distributions. Free cash flow in the quarter totaled $16.9 billion. Shareholder distributions were $7.6 billion for the quarter, including $3.7 billion of dividends.
•Net-debt-to-capital ratio improved to 13% reflecting a period-end cash balance of $18.9 billion. The debt-to-capital ratio was 20%, at the low-end of the company's target range.
•Effective April 1, to improve the effectiveness of operations and to better serve customers, the Corporation formed ExxonMobil Product Solutions, combining world-scale Downstream and Chemical businesses. The company also centralized Technology & Engineering and Operations & Sustainability groups to further capture the benefits of technology, scale, and integration. The company has changed its segment reporting to reflect the new structure.

Leading the Drive to Net Zero

Carbon Capture and Storage
•ExxonMobil signed a memorandum of understanding to explore the development of a carbon capture and storage project at the Dayawan Industrial Park in Guangdong Province, China. The envisioned project has the potential to capture up to 10 million metric tons of CO2 per year, and could become one of the first large petrochemical complexes to remove CO2 emissions.
•ExxonMobil, Neptune Energy, Rosewood, and EBN signed an agreement to advance the L10 carbon capture and storage project in the Dutch North Sea. This stage of the project has the potential to store four to five million metric tons of CO2 annually for industrial customers, and represents the first stage in the potential development of the greater L10 area as a large-volume CO2 storage reservoir.
•ExxonMobil announced the start of early front-end engineering design studies for a South East Australia carbon capture and storage hub in Gippsland, Victoria. The project would initially use existing infrastructure to store up to two million metric tons of CO2 per year from multiple local industries in the depleted Bream field off the coast of Gippsland. Operations could begin as early as 2025.
•Earlier in the quarter, ExxonMobil and Pertamina, the state-owned energy company for Indonesia, signed a joint study agreement to assess the potential for large-scale implementation of lower-emissions technologies, including carbon capture and storage and hydrogen production. The agreement builds on efforts to advance carbon capture and storage in Indonesia that began with a memorandum of understanding signed at COP26.

Biofuels and Hydrogen
•In early July, ExxonMobil successfully delivered the first cargo of certified sustainable aviation fuel (SAF) to Singapore Changi Airport as part of a one-year pilot program launched by the Civil Aviation Authority of Singapore, Singapore Airlines, and Temasek. In addition, ExxonMobil delivered the first cargo of SAF via proprietary pipeline to Virgin Atlantic at London Heathrow Airport. These programs represent part of a global plan to provide 200,000 barrels per day of lower-emission fuels by 2030.
•ExxonMobil's majority-owned affiliate, Imperial Oil Ltd., is progressing plans to produce renewable diesel at a new complex at its Strathcona refinery in Edmonton, Canada. When construction is complete, the refinery is expected to produce approximately 20,000 barrels per day of renewable diesel, which could reduce emissions in the Canadian transportation sector by about three million metric tons per year. The complex will use locally grown plant-based feedstock and hydrogen with carbon capture and storage as part of the manufacturing process.
•ExxonMobil is advancing the previously announced large-scale blue hydrogen plant in Baytown, Texas. The facility will have the capacity to produce up to one billion cubic feet of blue hydrogen per day and store approximately 10 million metric tons of CO2 per year, more than doubling ExxonMobil's current capacity.
•In June, ExxonMobil, Grieg Edge, North Ammonia, and GreenH signed a memorandum of understanding to study potential production and distribution of green hydrogen and ammonia for lower-emission marine fuels at ExxonMobil’s Slagen terminal in Norway. The production of up to 20,000 metric tons of green hydrogen and distribution of up to 100,000 metric tons of green ammonia per year would be driven by hydroelectric power.

.
EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
2Q22	1Q22	2Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings (U.S. GAAP)
3,749	2,376	663	United States	6,125	1,026
7,622	2,112	2,522	Non-U.S.	9,734	4,713
11,371	4,488	3,185	Worldwide	15,859	5,739

			Earnings Excluding Identified Items
3,450	2,376	663	United States	5,826	1,026
7,622	5,367	2,522	Non-U.S.	12,989	4,713
11,072	7,743	3,185	Worldwide	18,815	5,739

3,732	3,675	3,582	Production (koebd)	3,704	3,684
•Upstream earnings in the second quarter of 2022 were $11.4 billion compared to $4.5 billion in the first quarter. Excluding identified items, earnings were $11.1 billion, an increase of $3.3 billion from the previous quarter. Crude realizations improved 15% and gas realizations increased 23% compared to the first quarter driven by tight supply. Higher production from growth projects and recovery from first quarter weather-related downtime in Canada were partly offset by price entitlement effects and increased seasonal scheduled maintenance.
•Oil-equivalent production in the second quarter was 3.7 million barrels per day. Excluding entitlement effects, divestments, and government mandates, including the impact of curtailed production in Russia, oil-equivalent production increased 4% versus the first quarter. Liquids volumes increased nearly 35,000 barrels per day and natural gas volumes grew by more than 150 million cubic feet per day.
•Earnings excluding identified items increased $7.9 billion relative to the second quarter of 2021. This improvement was primarily the result of a 71% increase in crude realizations and a 186% increase in natural gas realizations. Oil-equivalent production increased 5%, excluding entitlement effects, divestments, and government mandates. Liquids volumes rose nearly 100,000 barrels per day, while natural gas volumes increased by almost 315 million cubic feet per day.
•Year-to-date earnings excluding identified items were $18.8 billion, an increase of $13.1 billion versus the first half of 2021 on higher crude and natural gas realizations.
•The Permian continued to improve efficiency and grow volumes, with average production during the quarter of more than 550,000 oil-equivalent barrels per day. The company is expecting to achieve a 25% production increase this year versus full-year 2021 and to eliminate routine flaring in the Permian by year end.
•Offshore Guyana production capacity increased to more than 340,000 oil-equivalent barrels per day with Liza Phase 2 production start-up earlier this year and Liza Phase 1 producing above design capacity. In addition, two new discoveries were announced. The company also reached an agreement to supply the country of Guyana with natural gas to significantly reduce domestic energy costs and provide opportunities for industrial growth.
•ExxonMobil and QatarEnergy signed an agreement to further develop Qatar's North Field East project, which will expand Qatar's annual LNG capacity with over 30 million tons per year by 2026.
•The Coral South Floating LNG project offshore Mozambique initiated flow of gas in June, and is on track to deliver the first LNG cargo in the second half of 2022.
•Asset sales and divestments resulting in more than $3 billion of proceeds were announced during the second quarter. The sale of the company's operated and non-operated Barnett Shale gas assets in Texas was completed in June, contributing nearly $300 million in earnings and more than $600 million in cash during the quarter. The other announced divestments, including XTO Energy Canada and the Romania Upstream affiliate, are anticipated to close later this year, subject to regulatory approvals.

Energy Products
2Q22	1Q22	2Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings/(Loss) (U.S. GAAP)
2,655	489	(278)	United States	3,144	(510)
2,617	(684)	(578)	Non-U.S.	1,933	(1,267)
5,273	(196)	(856)	Worldwide	5,077	(1,777)

			Earnings/(Loss) Excluding Identified Items
2,655	489	(278)	United States	3,144	(510)
2,617	(684)	(578)	Non-U.S.	1,933	(1,267)
5,273	(196)	(856)	Worldwide	5,077	(1,777)

5,310	5,111	5,006	Energy Products Sales (kbd)	5,211	4,920
•Energy Products second-quarter 2022 earnings totaled $5.3 billion compared to a loss of $0.2 billion in the first quarter. Strong refinery utilization in the quarter captured improved industry margins. Higher sales volumes were more than offset by unfavorable mix impacts and higher planned seasonal expenses. In addition, earnings benefited from more moderate commodity price increases which resulted in favorable unsettled derivative mark-to-market impacts, and the expected reversal of price/timing impacts from the first quarter.
•Earnings increased $6.1 billion compared to the second quarter of 2021 due to stronger industry refining margins, favorable derivative mark-to-market effects, and increased volumes on lower scheduled maintenance.
•Year-to-date earnings of $5.1 billion compared to a loss of $1.8 billion in the first half of 2021, driven by stronger industry refining margins and higher volumes.
•Refining throughput in the first half of 2022 was up 180,000 barrels per day versus the first six months of 2021 to meet recovering product demand.
•The Beaumont Refinery expansion remains on pace to add an incremental 250,000 barrels per day of refining capacity in the first quarter of 2023, which would increase the company's U.S. Gulf Coast refining capacity by about 17%.

Chemical Products
2Q22	1Q22	2Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings (U.S. GAAP)
625	770	1,149	United States	1,395	1,803
450	636	1,051	Non-U.S.	1,086	1,788
1,076	1,405	2,200	Worldwide	2,481	3,591

			Earnings Excluding Identified Items
625	770	1,149	United States	1,395	1,803
450	636	1,051	Non-U.S.	1,086	1,788
1,076	1,405	2,200	Worldwide	2,481	3,591

4,811	5,018	4,731	Chemical Products Sales (kt)	9,829	9,496
•Chemical Products second-quarter 2022 earnings were $1.1 billion compared to $1.4 billion in the first quarter. Reliable operations and cost discipline drove strong earnings despite margins being impacted by higher ethane feed costs in North America, a stronger U.S. dollar, higher planned seasonal expenses, and lower volumes driven by China lockdown demand impacts and logistics constraints.
•Earnings were $1.1 billion lower compared to second-quarter 2021 on reduced industry margins and unfavorable foreign exchange effects.
•Year-to-date earnings totaled $2.5 billion compared to $3.6 billion in the first six months of 2021. Lower margins due to rising North America feed costs, increased project and planned maintenance expenses, and unfavorable foreign exchange effects were partially offset by higher volumes.

Specialty Products
2Q22	1Q22	2Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings (U.S. GAAP)
232	246	262	United States	478	442
185	230	487	Non-U.S.	415	862
417	476	750	Worldwide	893	1,304

			Earnings Excluding Identified Items
232	246	262	United States	478	442
185	230	487	Non-U.S.	415	862
417	476	750	Worldwide	893	1,304

2,100	2,006	1,942	Specialty Products Sales (kt)	4,107	3,936
•Specialty Products earnings were $0.4 billion in the second quarter of 2022 compared with $0.5 billion in the first quarter. Earnings remained at historically strong levels on improved basestock margins, with pricing offsetting rising feed and energy costs, which were offset by higher planned seasonal expenses and unfavorable foreign exchange impacts.
•Compared to the same quarter last year, earnings declined $0.3 billion on lower basestock industry margins and decreased volumes driven by higher scheduled maintenance.
•Year-to-date earnings of $0.9 billion decreased from $1.3 billion in the first half of 2021, primarily due to lower basestock industry margins driven by higher feed costs.

Corporate and Financing
2Q22	1Q22	2Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
(286)	(694)	(588)	Earnings/(Loss) (U.S. GAAP)	(980)	(1,437)
(286)	(596)	(576)	Earnings/(Loss) Excluding Identified Items	(882)	(1,394)
•Corporate and Financing reported net charges of $0.3 billion in the second quarter of 2022 compared with $0.7 billion in the first quarter. Excluding a first-quarter identified items charge of $0.1 billion related to Russia, net charges were down $0.3 billion as a result of favorable one-time tax impacts.
•Net charges of $0.3 billion in the second quarter of 2022 compared with $0.6 billion in the second quarter of 2021.

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CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

2Q22	1Q22	2Q21	Dollars in millions	YTD 2022	YTD 2021
18,574	5,750	4,781	Net income including noncontrolling interests	24,324	7,577
4,451	8,883	4,952	Depreciation	13,334	9,956
(2,747)	1,086	(380)	Changes in operational working capital	(1,661)	1,573
(315)	(931)	297	Other	(1,246)	(192)
19,963	14,788	9,650	Cash Flow from Operating Activities (U.S. GAAP)	34,751	18,914

939	293	250	Proceeds associated with asset sales	1,232	557
20,902	15,081	9,900	Cash Flow from Operations and Asset Sales	35,983	19,471

2,747	(1,086)	380	Changes in operational working capital	1,661	(1,573)
23,649	13,995	10,280	Cash Flow from Operations and Asset Sales excluding Working Capital	37,644	17,898

FREE CASH FLOW

2Q22	1Q22	2Q21	Dollars in millions	YTD 2022	YTD 2021
19,963	14,788	9,650	Cash Flow from Operating Activities (U.S. GAAP)	34,751	18,914

(3,837)	(3,911)	(2,747)	Additions to property, plant and equipment	(7,748)	(5,147)
(226)	(417)	(264)	Additional investments and advances	(643)	(613)
60	90	45	Other investing activities including collection of advances	150	132
939	293	250	Proceeds from asset sales and returns of investments	1,232	557
16,899	10,843	6,934	Free Cash Flow	27,742	13,843

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on July 29, 2022. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions and plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, biofuel and hydrogen plans to drive towards net zero emissions are dependent on future market factors, such as continued technological progress and policy support, and represent forward-looking statements. Actual future results, including financial and operating performance; total capital expenditures and mix, including allocations of capital to low carbon solutions; cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; timing and outcome of projects to capture and store CO2, produced biofuels, and use of plastic waste as recycling feedstock; timing and outcome of hydrogen projects; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; achievement of ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050; achievement of plans to reach Scope 1 and 2 net zero in Upstream Permian Basin operated assets by 2030; and resource recoveries and production rates could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market conditions that impact prices and differentials for our products; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of COVID-19, including the extent and nature of further outbreaks and the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources; the outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; changes in law, taxes, or regulation including environmental regulations, trade sanctions, and timely granting of governmental permits and certifications; government policies and support and market demand for low carbon technologies; war, and other political or security disturbances; opportunities for potential investments or divestments and satisfaction of applicable conditions to closing, including regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2021 Form 10-K.

Forward-looking and other statements regarding our environmental, social and other sustainability efforts and aspirations are not an indication that these statements are necessarily material to investors or requiring disclosure in our filing with the SEC. In addition, historical, current, and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 7.

This press release also includes cash flow from operations and asset sales excluding working capital. The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 7.

This press release also includes earnings/(loss) excluding identified items, which are earnings/(loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding identified items does include non-operational earnings events or impacts that are below the $250 million threshold utilized for identified items. When the effect of these events are material in aggregate, they are indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to earnings is shown for 2022 and 2021 periods in Attachments II-a and II-b. Corresponding per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.

This press release also references free cash flow. Free cash flow is the sum of net cash provided by operating activities and net cash flow used in investing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 7.

References to the resource base and other quantities of oil, natural gas or condensate may include estimated amounts that are not yet classified as “proved reserves” under SEC definitions, but which are expected to be ultimately recoverable. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.

Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

.	ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions (unless otherwise noted)	2022	2021	2022	2021
Revenues and other income
Sales and other operating revenue	111,265	65,943	198,999	123,495
Income from equity affiliates	3,688	1,436	6,226	2,909
Other income	728	363	956	485
Total revenues and other income	115,681	67,742	206,181	126,889
Costs and other deductions
Crude oil and product purchases	65,613	37,329	118,001	69,930
Production and manufacturing expenses	10,686	8,471	20,927	16,533
Selling, general and administrative expenses	2,530	2,345	4,939	4,773
Depreciation and depletion (includes impairments)	4,451	4,952	13,334	9,956
Exploration expenses, including dry holes	286	176	459	340
Non-service pension and postretirement benefit expense	120	162	228	540
Interest expense	194	254	382	512
Other taxes and duties	6,868	7,746	14,422	14,406
Total costs and other deductions	90,748	61,435	172,692	116,990
Income before income taxes	24,933	6,307	33,489	9,899
Income tax expense	6,359	1,526	9,165	2,322
Net income including noncontrolling interests	18,574	4,781	24,324	7,577
Net income attributable to noncontrolling interests	724	91	994	157
Net income attributable to ExxonMobil	17,850	4,690	23,330	7,420

OTHER FINANCIAL DATA
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Earnings per common share (U.S. dollars)	4.21	1.10	5.49	1.74
Earnings per common share - assuming dilution (U.S. dollars)	4.21	1.10	5.49	1.74

Dividends on common stock
Total	3,727	3,721	7,487	7,441
Per common share (U.S. dollars)	0.88	0.87	1.76	1.74

Millions of common shares outstanding
Average - assuming dilution	4,233	4,276	4,248	4,274

Income taxes	6,359	1,526	9,165	2,322
Total other taxes and duties	7,779	8,441	16,228	15,724
Total taxes	14,138	9,967	25,393	18,046
Sales-based taxes	6,857	5,448	12,957	10,110
Total taxes including sales-based taxes	20,995	15,415	38,350	28,156

ExxonMobil share of income taxes of equity companies	2,133	525	3,180	1,125

.	ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	18,861	6,802
Notes and accounts receivable – net	48,063	32,383
Inventories
Crude oil, products and merchandise	19,580	14,519
Materials and supplies	4,005	4,261
Other current assets	2,654	1,189
Total current assets	93,163	59,154
Investments, advances and long-term receivables	46,820	45,195
Property, plant and equipment – net	209,159	216,552
Other assets, including intangibles – net	18,632	18,022
Total assets	367,774	338,923

LIABILITIES
Current liabilities
Notes and loans payable	7,367	4,276
Accounts payable and accrued liabilities	67,958	50,766
Income taxes payable	4,785	1,601
Total current liabilities	80,110	56,643
Long-term debt	39,516	43,428
Postretirement benefits reserves	17,408	18,430
Deferred income tax liabilities	20,807	20,165
Long-term obligations to equity companies	2,617	2,857
Other long-term obligations	22,808	21,717
Total liabilities	183,266	163,240

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	16,018	15,746
Earnings reinvested	407,902	392,059
Accumulated other comprehensive income	(15,017)	(13,764)
Common stock held in treasury
(3,851 million shares at June 30, 2022, and 3,780 million shares at December 31, 2021)	(231,587)	(225,464)
ExxonMobil share of equity	177,316	168,577
Noncontrolling interests	7,192	7,106
Total equity	184,508	175,683
Total liabilities and equity	367,774	338,923

.	ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

	Six Months Ended June 30,
Dollars in millions (unless otherwise noted)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income including noncontrolling interests	24,324	7,577
Depreciation and depletion (includes impairments)	13,334	9,956
Changes in operational working capital, excluding cash and debt	(1,661)	1,573
All other items – net	(1,246)	(192)
Net cash provided by operating activities	34,751	18,914

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(7,748)	(5,147)
Proceeds from asset sales and returns of investments	1,232	557
Additional investments and advances	(643)	(613)
Other investing activities including collection of advances	150	132
Net cash used in investing activities	(7,009)	(5,071)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to short-term debt	—	9,662
Reductions in short-term debt	(2,336)	(18,000)
Additions in debt with three months or less maturity	1,303	1,320
Contingent consideration payments	(58)	(28)
Cash dividends to ExxonMobil shareholders	(7,487)	(7,441)
Cash dividends to noncontrolling interests	(123)	(112)
Changes in noncontrolling interests	(697)	(207)
Common stock acquired	(5,986)	(1)
Net cash used in financing activities	(15,384)	(14,807)
Effects of exchange rate changes on cash	(299)	65
Increase/(decrease) in cash and cash equivalents	12,059	(899)
Cash and cash equivalents at beginning of period	6,802	4,364
Cash and cash equivalents at end of period	18,861	3,465

.	ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

2Q22	1Q22	2Q21	Dollars in Millions	YTD 2022	YTD 2021
17,850	5,480	4,690	Earnings (U.S. GAAP)	23,330	7,420

			Identified Items
—	(2,975)	—	Impairments	(2,975)	—
299	—	—	Gain on sale of assets	299	—
—	—	(12)	Severance	—	(43)
—	(378)	—	Other (first quarter 2022 includes Russia-related items)	(378)	—
299	(3,353)	(12)	Total Identified Items	(3,054)	(43)

17,551	8,833	4,702	Earnings (U.S. GAAP) Excluding Identified Items	26,384	7,463

2Q22	1Q22	2Q21	Dollars Per Common Share	YTD 2022	YTD 2021
4.21	1.28	1.10	Earnings Per Common Share ¹	5.49	1.74

			Identified Items Per Common Share ¹
—	(0.70)	—	Impairments	(0.70)	—
0.07	—	—	Gain on sale of assets	0.07	—
—	—	—	Severance	—	(0.01)
—	(0.09)	—	Other (first quarter 2022 includes Russia-related items)	(0.09)	—
0.07	(0.79)	—	Total Identified Items Per Common Share ¹	(0.72)	(0.01)

4.14	2.07	1.10	Earnings (U.S. GAAP) Excluding Identified Items Per Common Share ¹	6.21	1.75
¹ Assuming dilution

.	ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

Second Quarter 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,749	7,622	2,655	2,617	625	450	232	185	(286)	17,850

Identified Items
Gain on sale of assets	299	—	—	—	—	—	—	—	—	299
Total Identified Items	299	—	—	—	—	—	—	—	—	299

Earnings/(Loss) Excluding Identified Items	3,450	7,622	2,655	2,617	625	450	232	185	(286)	17,551

First Quarter 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	2,376	2,112	489	(684)	770	636	246	230	(694)	5,480

Identified Items
Impairments	—	(2,877)	—	—	—	—	—	—	(98)	(2,975)
Other	—	(378)	—	—	—	—	—	—	—	(378)
Total Identified Items	—	(3,255)	—	—	—	—	—	—	(98)	(3,353)

Earnings/(Loss) Excluding Identified Items	2,376	5,367	489	(684)	770	636	246	230	(596)	8,833

Second Quarter 2021	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	663	2,522	(278)	(578)	1,149	1,051	262	487	(588)	4,690

Identified Items
Severance	—	—	—	—	—	—	—	—	(12)	(12)
Total Identified Items	—	—	—	—	—	—	—	—	(12)	(12)

Earnings/(Loss) Excluding Identified Items	663	2,522	(278)	(578)	1,149	1,051	262	487	(576)	4,702

YTD 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	6,125	9,734	3,144	1,933	1,395	1,086	478	415	(980)	23,330

Identified Items
Impairments	—	(2,877)	—	—	—	—	—	—	(98)	(2,975)
Gain on sale of assets	299	—	—	—	—	—	—	—	—	299
Other	—	(378)	—	—	—	—	—	—	—	(378)
Total Identified Items	299	(3,255)	—	—	—	—	—	—	(98)	(3,054)

Earnings/(Loss) Excluding Identified Items	5,826	12,989	3,144	1,933	1,395	1,086	478	415	(882)	26,384

YTD 2021	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,026	4,713	(510)	(1,267)	1,803	1,788	442	862	(1,437)	7,420

Identified Items
Severance	—	—	—	—	—	—	—	—	(43)	(43)
Total Identified Items	—	—	—	—	—	—	—	—	(43)	(43)

Earnings/(Loss) Excluding Identified Items	1,026	4,713	(510)	(1,267)	1,803	1,788	442	862	(1,394)	7,463

.	ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

2Q22	1Q22	2Q21	Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	YTD 2022	YTD 2021
777	753	687	United States	765	676
556	474	529	Canada / Other Americas	516	552
4	4	16	Europe	4	25
224	257	254	Africa	240	254
691	738	669	Asia	714	680
46	40	45	Australia / Oceania	43	42
2,298	2,266	2,200	Worldwide	2,282	2,229

2Q22	1Q22	2Q21	Natural gas production available for sale, million cubic feet per day (mcfd)	YTD 2022	YTD 2021
2,699	2,777	2,804	United States	2,738	2,786
180	182	189	Canada / Other Americas	180	203
825	770	654	Europe	798	1,026
67	58	46	Africa	63	35
3,320	3,340	3,433	Asia	3,330	3,515
1,515	1,325	1,168	Australia / Oceania	1,421	1,166
8,606	8,452	8,294	Worldwide	8,530	8,731

3,732	3,675	3,582	Oil-equivalent production (koebd)¹	3,704	3,684

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

.	ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

2Q22	1Q22	2Q21	Refinery throughput, thousand barrels per day (kbd)	YTD 2022	YTD 2021
1,686	1,685	1,532	United States	1,686	1,532
413	399	332	Canada	406	348
1,164	1,193	1,223	Europe	1,179	1,188
532	537	607	Asia Pacific	534	576
193	169	164	Other	180	161
3,988	3,983	3,858	Worldwide	3,985	3,805

2Q22	1Q22	2Q21	Energy Products sales, thousand barrels per day (kbd)	YTD 2022	YTD 2021
2,452	2,262	2,230	United States	2,358	2,153
2,858	2,849	2,776	Non-U.S.	2,853	2,766
5,310	5,111	5,006	Worldwide	5,211	4,920

2,208	2,114	2,117	Gasolines, naphthas	2,161	2,057
1,755	1,722	1,704	Heating oils, kerosene, diesel	1,739	1,698
350	289	201	Aviation fuels	319	192
228	249	275	Heavy fuels	238	266
769	737	709	Other energy products	753	707
5,310	5,111	5,006	Worldwide	5,211	4,920

2Q22	1Q22	2Q21	Chemical Products sales, thousand metric tons (kt)	YTD 2022	YTD 2021
1,998	2,032	1,782	United States	4,030	3,403
2,812	2,986	2,949	Non-U.S.	5,798	6,093
4,811	5,018	4,731	Worldwide	9,829	9,496

2Q22	1Q22	2Q21	Specialty Products sales, thousand metric tons (kt)	YTD 2022	YTD 2021
590	522	495	United States	1,111	1,005
1,511	1,484	1,447	Non-U.S.	2,995	2,932
2,100	2,006	1,942	Worldwide	4,107	3,936

.	ATTACHMENT V
KEY FIGURES: CAPITAL AND EXPLORATION EXPENDITURES

2Q22	1Q22	2Q21	Dollars in millions	YTD 2022	YTD 2021
			Upstream
1,644	1,369	925	United States	3,013	1,735
1,983	2,510	1,892	Non-U.S.	4,493	3,439
3,627	3,879	2,817	Total	7,506	5,174

			Energy Products
300	392	188	United States	692	457
206	174	241	Non-U.S.	380	421
506	566	429	Total	1,072	878

			Chemical Products
250	231	310	United States	481	517
169	205	202	Non-U.S.	374	294
419	436	512	Total	855	811

			Specialty Products
14	5	8	United States	19	11
42	18	36	Non-U.S.	60	61
56	23	44	Total	79	72

			Other
1	—	1	Other	1	1

4,609	4,904	3,803	Worldwide	9,513	6,936

CASH CAPITAL EXPENDITURES

2Q22	1Q22	2Q21	Dollars in millions	YTD 2022	YTD 2021
3,837	3,911	2,747	Additions to property, plant and equipment	7,748	5,147
166	327	219	Net investments and advances	493	481
4,003	4,238	2,966	Total Cash Capital Expenditures	8,241	5,628

.	ATTACHMENT VI
KEY FIGURES: YEAR-TO-DATE EARNINGS/(LOSS)

Results Summary

2Q22	1Q22	Change vs 1Q22	2Q21	Change vs 2Q21	Dollars in millions (except per share data)	YTD 2022	YTD 2021	Change vs YTD 2021
17,850	5,480	+12,370	4,690	+13,160	Earnings (U.S. GAAP)	23,330	7,420	+15,910
17,551	8,833	+8,718	4,702	+12,849	Earnings Excluding Identified Items	26,384	7,463	+18,921

4.21	1.28	+2.93	1.10	+3.11	Earnings Per Common Share ¹	5.49	1.74	+3.75
4.14	2.07	+2.07	1.10	+3.04	Earnings Excluding Identified Items Per Common Share ¹	6.21	1.75	+4.46

4,609	4,904	-295	3,803	+806	Capital and Exploration Expenditures	9,513	6,936	+2,577

¹ Assuming dilution

Year-to-date Factor Analysis

.	ATTACHMENT VII
KEY FIGURES: EARNINGS/(LOSS) BY QUARTER

Dollars in millions	2022	2021	2020	2019	2018
First Quarter	5,480	2,730	(610)	2,350	4,650
Second Quarter	17,850	4,690	(1,080)	3,130	3,950
Third Quarter	—	6,750	(680)	3,170	6,240
Fourth Quarter	—	8,870	(20,070)	5,690	6,000
Full Year	—	23,040	(22,440)	14,340	20,840

Dollars per common share ¹	2022	2021	2020	2019	2018
First Quarter	1.28	0.64	(0.14)	0.55	1.09
Second Quarter	4.21	1.10	(0.26)	0.73	0.92
Third Quarter	—	1.57	(0.15)	0.75	1.46
Fourth Quarter	—	2.08	(4.70)	1.33	1.41
Full Year	—	5.39	(5.25)	3.36	4.88

[1] Computed using the average number of shares outstanding during each period.